Exhibit 99.1

HarborOne Bancorp, Inc. Announces 2021 First Quarter Earnings

Contact: Linda Simmons, EVP, CFO

Brockton, Massachusetts (April 27, 2021): HarborOne Bancorp, Inc. (the “Company” or “HarborOne”) (NASDAQ: HONE), the holding company for HarborOne Bank (the “Bank”), announced net income of $19.4 million, or $0.37 per basic and diluted share, for the first quarter of 2021, compared to $17.6 million, or $0.33 per basic and diluted share, for the preceding quarter and $4.7 million, or $0.09 per basic and diluted share, for the same period last year. The current quarter results reflect $91,000 in non-interest expense related to the COVID-19 pandemic; however no provision for loan losses directly related to the COVID-19 pandemic was recorded in the quarter ended March 31, 2021. COVID-19 pandemic charges included in the quarters ended December 31, 2020 and March 31, 2020 were provision for loan losses of $1.7 million and $1.5 million, respectively, and non-interest expense of $47,000 and $329,000, respectively.

Selected First Quarter Financial Highlights:

●	Reported EPS of $0.37 per share, up 12% on a linked quarter basis.
●	Increased quarterly dividend by approximately 67%, to $0.05 per share.
●	Recorded a provision expense of $91,000, reflecting a stabilizing outlook, loan growth and minimal charge-offs.
●	HarborOne Mortgage reported net income of $11.7 million on $760 million of loan closings and a positive fair value adjustment of $4.4 million on mortgage servicing rights.
●	Improved return on average assets to 1.73% and improved return on average equity to 11.13%.
●	Deposit growth of $168.4 million, or 4.8%, on a linked quarter basis with improved cost of funds.

“The fundamentals of the business remain sound and we continue to execute against our strategic plan,” said Jim Blake CEO.  “Our new digital appointment banking program is live and we will soon be opening two new branches.” Added Joseph Casey, President and COO, “We have great confidence that we have the right tools and the right team to continue to fuel customer success as we slowly emerge from the impacts of the pandemic.”

Net Interest Income

The Company’s net interest and dividend income was $32.1 million for the quarter ended March 31, 2021, down $698,000, or 2.1%, from $32.8 million for the quarter ended December 31, 2020 and up $5.4 million, or 20.0%, from $26.7 million for the quarter ended March 31, 2020. The tax equivalent interest rate spread and net interest margin were 2.99% and 3.14%, respectively, for the quarter ended March 31, 2021, compared to 3.03% and 3.22%, respectively, for the quarter ended December 31, 2020, and 2.58% and 2.91%, respectively, for the quarter ended March 31, 2020. Net interest margin and the tax equivalent interest rate spread were negatively impacted by accelerated residential real estate mortgage payoffs, the effect of which also drove the yields on mortgage-backed securities and residential real estate loans lower as compared to the preceding quarter. The decrease in the yield on interest-earning assets was partially offset by the continued favorable repricing of deposits. It is expected that interest rates will remain low during 2021, resulting in continued margin pressure.

The quarter over quarter decrease in net interest and dividend income included a decrease of $1.9 million, or 5.0%, in total interest and dividend income and a decrease of $1.2 million, or 23.6%, in total interest expense. The decrease in total interest and dividend income primarily reflected a 20-basis point decrease in the yield on average earning assets. The yield on loans was 3.93% for the quarter ended March 31, 2021, down from 4.00% for the quarter ended December 31, 2020, primarily a result of a 17-basis point decrease in the yield on residential real estate loans as higher rate mortgage loans continue to pay off. Also impacted by mortgage payoffs, the yield on investment securities decreased 69 basis points, primarily a result of accelerated amortization of premiums on mortgage-backed securities. The three months ended March 31, 2021 and December 31, 2020 include the recognition of deferred fees on Paycheck Protection Program loans in the amount of $1.5 million and $1.3 million, respectively. Interest on loans in the first quarter included $1.2 million in accretion income from the fair value discount on loans acquired from Coastway Bancorp, Inc. and $153,000 in prepayment penalties on commercial loans. Accretion income and prepayment penalties in the preceding quarter were $1.4 million and $244,000, respectively.

The decrease in total interest expense primarily reflected a decrease in interest rates, resulting in a 15-basis point decrease in the cost of interest-bearing deposits. The mix of deposits continues to shift as customers move to more liquid options. The average balance of certificates of deposit accounts decreased quarter over quarter by $41.8 million, while the savings account average balance increased $90.0 million from the preceding quarter. Average FHLB advances decreased $17.4 million as the need for short-term borrowed funds diminished, and the cost of borrowed funds decreased 4 basis points, resulting in a decrease of $119,000 in interest expense on FHLB borrowings.

The increase in net interest and dividend income from the prior year quarter reflected a decrease of $6.7 million, or 63.8%, in total interest expense, partially offset by a $1.3 million, or 3.6%, decrease in total interest and dividend income. The decreases reflect rate and volume changes in both interest-bearing assets and liabilities. The cost of interest-bearing liabilities decreased 96 basis points while the average balance increased $135.0 million. The yield on interest-earning assets decreased 55 basis points while the average balance increased $456.7 million.

Noninterest Income

Total noninterest income increased $782,000, or 2.1%, to $37.8 million for the quarter ended March 31, 2021, from $37.0 million for the quarter ended December 31, 2020. Strong mortgage demand spurred by low mortgage rates continued to provide higher- than-usual mortgage origination activity and other mortgage banking income for HarborOne Mortgage, LLC. The $760.2 million in mortgage loan closings resulted in a gain on loan sales of $24.8 million for the quarter ended March 31, 2021, as compared to $28.3 million for the preceding quarter. Other mortgage banking income was flat. Residential mortgage loan payoffs resulted in a decrease of mortgage servicing rights in the amount of $1.6 million and $1.4 million for the three months ended March 31, 2021 and December 31, 2020, respectively. The change in the fair value of the mortgage servicing rights is consistent with the change in the 10-year Treasury Constant Maturity rate, as interest rates rise and prepayment speeds slow, mortgage servicing rights values tend to increase. The 10-year Treasury Constant Maturity rate increased 81 basis points in the first quarter of 2021, resulting in a $5.0 million increase in fair value of mortgage servicing rights. The fair value of the mortgage servicing rights increased $366,000 for the quarter ended December 31, 2020. The low interest rate environment spurred increased purchase and refinance activity during 2020 and, despite an increase in mortgage rates, loan demand remained strong in the first quarter of 2021 with a locked residential mortgage pipeline at March 31, 2021 of $412.7 million. The uptick in mortgage rates and low for-sale inventory is expected to dampen the results of HarborOne Mortgage, LLC during the remainder of 2021 as compared to 2020.

Total noninterest income increased $19.2 million, or 102.9%, as compared to the quarter ended March 31, 2020, primarily due to a $22.5 million, or 219.8%, increase in mortgage banking income, primarily driven by volume.

Noninterest Expense

Total noninterest expenses were $42.8 million for the quarter ended March 31, 2021, an increase of $1.5 million, or 3.7%, from the quarter ended December 31, 2020, primarily driven by a $711,000 increase in occupancy and equipment expense, a $332,000 increase in compensation and benefits expense, and a $331,000 increase in professional fees. The increase in occupancy expense reflects increases related to grounds maintenance and software related expense. For the three months ended March 31, 2021, COVID-19 pandemic expenses, which are also included in other expenses, amounted to $91,000 compared to $47,000 in the preceding quarter. Due to the uncertain nature of the COVID-19 pandemic, we may continue to have additional expenses for personnel, cleaning, and other initiatives to support our employees and customers.

Total noninterest expenses increased $7.6 million, or 21.7%, from the quarter ended March 31, 2020. Compensation and benefits increased $6.3 million, loan expenses increased $1.2 million, and occupancy and equipment expense increased $693,000, partially offset by a $1.0 million decrease in other expenses. The increase in compensation and benefits and loan expenses primarily reflected the increased volume of residential real estate mortgage originations. The decrease in other expenses reflects a decrease of $238,000 in COVID-19 pandemic expense and a $248,000 decrease in the Board of Directors’ equity award expense as original grants were fully vested in the third quarter of 2020.

Income Tax Provision

The effective tax rate was 28.1% for the quarter ended March 31, 2021, compared to 15.7% for the quarter ended December 31, 2020 and 26.5% for the quarter ended March 31, 2020. The effective tax rate for the quarter ended December 31, 2020 was impacted by a 2016 federal tax refund of $1.9 million recognized on the expiration of the statute of limitations.

Provision for Loan Losses and Asset Quality

The Company recorded a provision for loan losses of $91,000 for the quarter ended March 31, 2021, compared to $7.6 million for the quarter ended December 31, 2020 and $3.7 million for the quarter ended March 31, 2020. The allowance for loan losses was $55.4 million, or 1.60%, of total loans at March 31, 2021, compared to $55.4 million, or 1.59%, of total loans at December 31, 2020 and $26.4 million, or 0.83%, of total loans at March 31, 2020. Changes in the provision for loan losses are based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, and ongoing evaluation of credit quality and current economic conditions.

The provision for loan losses for the quarter ended March 31, 2021 included adjustments based on our quarterly analysis of our historical and peer loss experience rates and commercial loan growth. Given stabilized credit quality trends, we made no additional provision directly related to the COVID-19 pandemic in the first quarter of 2021 as loan deferrals have largely expired without significant delinquency issues, and trends in the at-risk portfolios remained positive. The provision for loan losses for the quarter ended December 31, 2020 included adjustments for our quarterly analysis of our historical and peer loss experience rates, commercial real estate loan growth, and a $1.7 million provision directly related to the estimate of inherent losses resulting from the impact of the COVID-19 pandemic. The preceding quarter allowance for loan losses also reflects an additional provision expense and charge-off in the amount of $937,000 related to two non-performing commercial loans that were transferred out of portfolio and subsequently sold during the quarter ended December 31, 2020. The provision for loan losses for the quarter ended March 31, 2020 primarily included an additional provision to cover a $1.2 million commercial real estate loan charge-off unrelated to the COVID-19 pandemic, and a $1.5 million provision directly related to the initial estimate of inherent losses resulting from the impact of the COVID-19 pandemic.

In estimating the provision for the COVID-19 pandemic, management considered economic factors, including unemployment rates and the interest rate environment, the volume and dollar amount of requests for payment deferrals, the loan risk profile of each loan type, and whether the loans were purchased. As a result of generally stable trends, management determined additional provisions related to the COVID-19 pandemic were not warranted in the first quarter of 2021. An additional 10 basis points of provisions were provided to the commercial loan categories for the three months ended December 31, 2020, amounting to $1.7 million. No additional provisions specific to the COVID-19 pandemic were provided for the residential real estate or consumer loan portfolios in the fourth quarter of 2020. The additional provisions provided to each category for the three months ended March 31, 2020 amounted to allocations of $310,000 to the residential real estate portfolio, $965,000 to the commercial portfolio, and $189,000 to the consumer portfolio.

Management continues to evaluate our loan portfolio, particularly the commercial loan portfolio, in light of current economic conditions, the mitigating effects of government stimulus, and loan modification efforts designed to limit the long-term impacts of the COVID-19 pandemic. Our commercial loan portfolio is diversified across many sectors and is largely secured by commercial real estate loans, which make up 71.8% of the total commercial loan portfolio. Management has identified six sectors as the most susceptible to increased credit risk as a result of the COVID-19 pandemic: retail, office space, hotels, health and social services, restaurants, and recreation. The total loan portfolio of the six commercial sectors identified as at risk totaled $917.9 million, which represents 42.3% of the commercial loan portfolio. The at-risk sectors include $719.2 million in commercial real estate loans, $159.6 million in commercial and industrial loans, and $39.1 million in commercial construction loans. Non-performing loans included in the at-risk sectors amounted to $12.7 million at March 31, 2021, of which $12.2 million was included in the hotels sector.

As of March 31, 2021, the retail sector was $262.1 million, or 12.1%, of total commercial loans, and included $220.0 million in commercial real estate loans, $25.8 million in commercial and industrial loans, and $16.3 million in commercial construction loans. U.S. Small Business Administration Paycheck Protection Program (“PPP”) loans included in this sector totaled $1.9 million. We have provided deferrals for loans in this sector with outstanding principal balances of $45.2 million. We originated $5.4 million loans during the first quarter that are within the retail sector. The new loans are supported by leases to credit-related tenants, owner-occupants, and/or supplemental facilities to existing borrowers in good standing.

As of March 31, 2021, the office space sector was $204.6 million, or 9.4%, of total commercial loans, and included $187.8 million in commercial real estate loans, $15.9 million in commercial and industrial loans, and $854,000 in commercial construction loans. We provided deferrals for loans in the sector with outstanding principal balances of $13.5 million. No PPP loans were originated in this sector. We originated $12.0 million loans during the first quarter that are within the office space sector.

As of March 31, 2021, the hotel sector was $196.6 million, or 9.1%, of total commercial loans, and included $186.1 million in commercial real estate loans, $2.4 million in commercial and industrial loans, and $8.1 million in commercial construction loans. PPP loans included in the sector totaled $194,000. We have provided deferrals for loans in this sector with outstanding principal balances of $115.9 million, $99.0 million that have expired deferral periods and are paying as agreed, and $254,000 that have expired deferral periods and are greater than 30 days delinquent. At March 31, 2021, nonperforming loans included in the hotel sector amount to $12.2 million. One of the non-accrual loans amounts to $9.0 million with a deferral period that expires in the second quarter of 2021, however it was determined in the fourth quarter of 2020 that weaknesses in the borrower’s credit warranted a downgrade to substandard and nonaccrual status. A specific reserve of $1.8 million has been allocated to this loan.

The health and social services sector amounted to $182.4 million, or 8.4%, of total commercial loans, as of March 31, 2021 and included $100.8 million in commercial real estate loans, $79.9 million in commercial and industrial loans, and $1.8 million in commercial construction loans. Paycheck Protection Program loans included in the sector totaled $26.8 million, and we have provided deferrals for loans in this sector with outstanding principal balances of $12.5 million.

As of March 31, 2021, the restaurant sector amounted to $52.4 million, or 2.4%, of total commercial loans, including $4.1 million in PPP loans. We provided deferrals for loans in this sector with outstanding principal balances of $16.4 million. The recreation sector amounted to $19.9 million, or 0.9%, of total commercial loans, including $873,000 in PPP loans. We provided deferrals for loans in this sector with outstanding principal balances of $15.5 million.

We provided access to the PPP to both our existing customers and new customers, to ensure small businesses in our communities have access to this important lifeline for their businesses. During the first quarter of 2021 we originated $81.6 million in PPP with processing fees of $3.9 million and processed forgiveness on $43.9 million loans. As of March 31, 2021, PPP loans amounted to $164.3 million and there was $5.0 million in deferred processing fee income that will be recognized over the life of the loans.

We are also working with commercial loan customers that may need payment deferrals or other accommodations to keep their loans out of default through the COVID-19 pandemic. As of March 31, 2021, we have 169 payment deferrals on commercial loans with a total principal balance of $301.8 million, or 13.9%, of total commercial loans, of which $219.0 million are loans included in an at-risk sector. As of March 31, 2021, 89.1% of the commercial deferrals have expired and the borrower is making payments as agreed, 0.01% of the commercial deferrals have expired and the borrower is delinquent, and 10.8% are in active deferral period. The active commercial deferrals expire during 2021. We continue to consider requests for additional deferrals or new deferrals at March 31, 2021 for commercial credits.

The residential loan and consumer loan portfolios have not experienced significant credit quality deterioration as of March 31, 2021; however, the continuing impact and uncertain nature of the COVID-19 pandemic may result in increases in delinquencies, charge-offs and loan modifications in these portfolios through the remainder of 2021. As of March 31, 2021, we had 163 payment deferrals on residential mortgage loans with a total principal balance of $46.1 million, or 4.3% of total residential loans, of which 88.9% of the deferrals have expired and are paying as agreed, 3.2% have expired and are delinquent and 7.9% are in active deferral periods. We had 434 payment deferrals on consumer loans with a total principal balance of $10.3 million, or 4.5%, of total consumer loans, of which 93.6% of the deferrals have expired and are paying as agreed. Requests for additional extensions on residential mortgage loans and consumer loans were not significant as of March 31, 2021.

Net charge-offs totaled $102,000 for the quarter ended March 31, 2021, or 0.01%, of average loans outstanding on an annualized basis, compared to $1.4 million, or 0.16% of average loans outstanding on an annualized basis, for the quarter ended December 31, 2020 and $1.4 million, or 0.18%, of average loans outstanding on an annualized basis, for the quarter ended March 31, 2020. Net-charge offs for the quarter ended December 31, 2020 included a charge-off in the amount of $937,000 recorded on the sale of two nonperforming commercial loans and net charge-offs for the quarter ended March 31, 2020 included a $1.2 million charge-off on a commercial real estate loan.

Credit quality performance has remained strong with total nonperforming assets of $32.9 million at March 31, 2021, compared to $34.7 million at December 31, 2020 and $32.1 million at March 31, 2020. The decrease in nonperforming assets from the preceding quarter reflects a $1.0 million decrease in nonperforming residential real estate loans. Nonperforming assets as a percentage of total assets were 0.71% at March 31, 2021, 0.77% at December 31, 2020, and 0.78% at March 31, 2020.

Balance Sheet

Total assets increased $122.3 million, or 2.7%, to $4.61 billion at March 31, 2021 from $4.48 billion at December 31, 2020. The increase primarily reflects an increase of $107.4 million in short-term investments and a $27.7 million increase in securities available for sale.

Net loans decreased $33.2 million, or 1.00%, to $3.41 billion at March 31, 2021 from $3.44 billion at December 31, 2020. The net decrease in loans for the three months ended March 31, 2021 was primarily due to decreases in consumer loans of $45.6 million and residential real estate loans of $43.6 million, partially offset by increases in commercial and industrial loans of $35.3 million, commercial construction loans of $12.9 million and commercial real estate loans of $7.8 million. The allowance for loan losses was flat at $55.4 million at March 31, 2021 and December 31, 2020.

Total deposits increased $168.4 million, or 4.8%, to $3.67 billion at March 31, 2021 from $3.51 billion at December 31, 2020. Compared to the prior quarter, non-certificate accounts increased $204.2 million and term certificate accounts decreased $35.9 million. FHLB borrowings decreased $51.6 million, or 34.6%, to $97.5 million at March 31, 2021 from $149.1 million at December 31, 2020.

Total stockholders’ equity was $698.1 million at March 31, 2021, compared to $696.3 million at December 31, 2020 and $675.1 million at March 31, 2020. The Company adopted a share repurchase program on September 3, 2020 to repurchase up to 2,920,900 shares of the Company’s common stock, or approximately 5% of the Company’s outstanding shares. The Company repurchased 1,202,730 shares at an average cost of $12.13 per share in the first quarter of 2021 and 1,533,500 shares in the fourth quarter of 2020 at an average cost of $10.27 per share, recorded in treasury stock on the balance sheet. The Company adopted a second share repurchase program on April 16, 2021 to repurchase up to 2,790,903 shares of the Company’s common stock, or approximately 5% of the Company’s outstanding shares pending a non-objection from the Federal Reserve Bank of Boston. The tangible common equity to tangible assets ratio was 13.77% at March 31, 2021, 14.11% at December 31, 2020, and 14.90% at March 31, 2020. At March 31, 2021, the Company and the Bank had strong capital positions and exceeded all regulatory capital requirements.

About HarborOne Bancorp, Inc.

HarborOne Bancorp, Inc. is the holding company for HarborOne Bank, a Massachusetts-chartered savings bank. HarborOne Bank serves the financial needs of consumers, businesses, and municipalities throughout Eastern Massachusetts and Rhode Island through a network of 26 full-service branches located in Massachusetts and Rhode Island, and a commercial lending office in each of Boston, Massachusetts and Providence, Rhode Island. The Bank also provides a range of educational services through “HarborOne U,” with classes on small business, financial literacy and personal enrichment at two campuses located adjacent to our Brockton and Mansfield locations. HarborOne Mortgage, LLC, a subsidiary of HarborOne Bank, is a full-service mortgage lender with more than 30 offices in Massachusetts, Rhode Island, New Hampshire, Maine, and New Jersey and is licensed to lend in five additional states.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “would,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, the negative impacts and disruptions of the COVID-19 pandemic and the measures taken to contain its spread on our employees, customers, business operations, credit quality, financial position, liquidity and results of operations; changes in-- general business and economic conditions on a national basis and in the local markets in which the Company operates, including changes that adversely affect borrowers’ ability to service and repay the Company’s loans; changes in customer behavior; turbulence in the capital and debt markets and the impact of such conditions on the Company’s business activities; changes in interest rates; increases in loan default and charge-off rates; decreases in the value of securities in the Company’s investment portfolio; fluctuations in real estate values; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior or adverse economic developments; the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; competitive pressures from other financial institutions; acquisitions may not produce results at levels or within time frames originally anticipated; operational risks including, but not limited to, cybersecurity incidents, fraud, natural disasters, and future pandemics; changes in regulation; reputational risk relating to the Company’s participation in the Paycheck Protection Program and other pandemic-related legislative and regulatory initiatives and programs; changes in accounting standards and practices; the risk that goodwill and intangibles recorded in the Company’s financial statements will become impaired; demand for loans in the Company’s market area; the Company’s ability to attract and maintain deposits; risks related to the implementation of acquisitions, dispositions, and restructurings; the risk that the Company may not be successful in the implementation of its business strategy; changes in assumptions used in making such forward-looking statements and the risk factors described in the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website, www.sec.gov. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, HarborOne Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes, except as required by law.

Use of Non-GAAP Measures

In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. The Company’s management believes that the supplemental non-GAAP information, which consists of the tax equivalent basis for yields, the efficiency ratio, tangible common equity to tangible assets ratio and tangible book value per share is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

HarborOne Bancorp, Inc.

Consolidated Balance Sheet Trend

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2021	2020	2020	2020	2020

Assets

Cash and due from banks	$37,074	$31,777	$29,180	$30,355	$35,264
Short-term investments	281,451	174,093	108,338	218,617	200,156
Total cash and cash equivalents	318,525	205,870	137,518	248,972	235,420

Securities available for sale, at fair value	304,168	276,498	280,308	262,710	249,789
Federal Home Loan Bank stock, at cost	7,572	8,738	11,631	15,786	13,530
Asset held for sale	—	—	—	8,536	8,536
Loans held for sale, at fair value	210,494	208,612	190,373	158,898	118,316
Loans:
Commercial real estate	1,559,056	1,551,265	1,380,071	1,317,145	1,211,435
Commercial construction	112,187	99,331	211,953	194,549	160,993
Commercial and industrial	499,728	464,393	480,129	456,192	317,559
Total commercial loans	2,170,971	2,114,989	2,072,153	1,967,886	1,689,987
Residential real estate	1,062,229	1,105,823	1,130,935	1,151,606	1,102,639
Consumer	228,279	273,830	312,743	354,530	391,244
Loans	3,461,479	3,494,642	3,515,831	3,474,022	3,183,870
Less: Allowance for loan losses	(55,384)	(55,395)	(49,223)	(36,107)	(26,389)
Net loans	3,406,095	3,439,247	3,466,608	3,437,915	3,157,481
Mortgage servicing rights, at fair value	33,939	24,833	20,159	16,127	13,207
Goodwill	69,802	69,802	69,802	69,802	69,802
Other intangible assets	4,047	4,370	4,694	5,141	5,588
Other assets	251,316	245,645	247,226	241,019	229,537
Total assets	$4,605,958	$4,483,615	$4,428,319	$4,464,906	$4,101,206

Liabilities and Stockholders' Equity

Deposits:
Demand deposit accounts	$777,959	$689,672	$650,336	$642,971	$439,793
NOW accounts	224,869	218,584	202,020	199,400	174,971
Regular savings and club accounts	1,113,450	998,994	912,017	876,753	744,564
Money market deposit accounts	861,867	866,661	815,644	831,653	809,622
Term certificate accounts	696,438	732,298	785,871	757,897	852,274
Total deposits	3,674,583	3,506,209	3,365,888	3,308,674	3,021,224
Short-term borrowed funds	—	35,000	95,000	200,000	104,000
Long-term borrowed funds	97,488	114,097	141,106	141,114	181,123
Subordinated debt	34,064	34,033	34,002	33,970	33,938
Other liabilities and accrued expenses	101,750	97,962	98,220	96,693	85,782
Total liabilities	3,907,885	3,787,301	3,734,216	3,780,451	3,426,067

Common stock	585	584	584	584	584
Additional paid-in capital	465,832	464,176	463,531	462,881	461,616
Unearned compensation - ESOP	(30,840)	(31,299)	(31,759)	(32,218)	(32,678)
Retained earnings	294,116	277,312	261,304	251,032	242,080
Treasury stock	(31,460)	(16,644)	(1,333)	(721)	(721)
Accumulated other comprehensive income	(160)	2,185	1,776	2,897	4,258
Total stockholders' equity	698,073	696,314	694,103	684,455	675,139

Total liabilities and stockholders' equity	$4,605,958	$4,483,615	$4,428,319	$4,464,906	$4,101,206

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income - Trend

(Unaudited)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands, except share data)	2021	2020	2020	2020	2020

Interest and dividend income:
Interest and fees on loans	$33,860	$35,274	$34,496	$33,970	$34,025
Interest on loans held for sale	1,324	1,267	1,060	988	577
Interest on securities	585	1,064	1,317	1,424	1,808
Other interest and dividend income	78	115	175	239	759
Total interest and dividend income	35,847	37,720	37,048	36,621	37,169

Interest expense:
Interest on deposits	2,720	3,775	4,520	5,805	8,693
Interest on FHLB borrowings	552	671	835	845	1,253
Interest on subordinated debentures	523	524	524	524	523
Total interest expense	3,795	4,970	5,879	7,174	10,469

Net interest and dividend income	32,052	32,750	31,169	29,447	26,700

Provision for loan losses	91	7,608	13,454	10,004	3,749

Net interest and dividend income, after provision for loan losses	31,961	25,142	17,715	19,443	22,951

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	24,802	28,274	34,055	30,862	12,278
Changes in mortgage servicing rights fair value	3,409	(1,041)	(193)	(1,111)	(4,387)
Other	4,515	4,522	4,259	4,049	2,343
Total mortgage banking income	32,726	31,755	38,121	33,800	10,234

Deposit account fees	3,852	3,667	3,451	2,969	3,931
Income on retirement plan annuities	104	106	104	103	101
Gain on sale and call of securities, net	—	—	—	8	2,525
Bank-owned life insurance income	493	550	560	554	551
Other income	634	949	2,203	1,143	1,296
Total noninterest income	37,809	37,027	44,439	38,577	18,638

Noninterest expenses:
Compensation and benefits	27,454	27,122	29,839	27,469	21,185
Occupancy and equipment	5,256	4,545	4,581	4,152	4,563
Data processing	2,343	2,235	2,119	2,277	2,180
Loan expense	2,435	2,689	3,167	2,702	1,253
Marketing	813	640	817	1,057	876
Professional fees	1,583	1,252	1,458	1,518	1,228
Deposit insurance	320	320	310	279	271
Other expenses	2,598	2,483	3,409	4,323	3,604
Total noninterest expenses	42,802	41,286	45,700	43,777	35,160

Income before income taxes	26,968	20,883	16,454	14,243	6,429

Income tax provision	7,576	3,283	4,561	3,668	1,705

Net income	$19,392	$17,600	$11,893	$10,575	$4,724

Earnings per common share:
Basic	$0.37	$0.33	$0.22	$0.19	$0.09
Diluted	$0.37	$0.33	$0.22	$0.19	$0.09
Weighted average shares outstanding:
Basic	52,537,409	53,947,868	54,465,339	54,450,146	54,392,465
Diluted	53,000,830	53,973,737	54,465,339	54,450,146	54,392,465

HarborOne Bancorp, Inc.

Consolidated Statements of Net Income

(Unaudited)

	For the Three Months Ended March 31,
(dollars in thousands, except share data)	2021	2020	$ Change	% Change

Interest and dividend income:
Interest and fees on loans	$33,860	$34,025	$(165)	(0.5)%
Interest on loans held for sale	1,324	577	747	129.5
Interest on securities	585	1,808	(1,223)	(67.6)
Other interest and dividend income	78	759	(681)	(89.7)
Total interest and dividend income	35,847	37,169	(1,322)	(3.6)

Interest expense:
Interest on deposits	2,720	8,693	(5,973)	(68.7)
Interest on FHLB borrowings	552	1,253	(701)	(55.9)
Interest on subordinated debentures	523	523	—	0.0
Total interest expense	3,795	10,469	(6,674)	(63.8)

Net interest and dividend income	32,052	26,700	5,352	20.0

Provision for loan losses	91	3,749	(3,658)	(97.6)

Net interest and dividend income, after provision for loan losses	31,961	22,951	9,010	39.3

Noninterest income:
Mortgage banking income:
Gain on sale of mortgage loans	24,802	12,278	12,524	102.0
Changes in mortgage servicing rights fair value	3,409	(4,387)	7,796	177.7
Other	4,515	2,343	2,172	92.7
Total mortgage banking income	32,726	10,234	22,492	219.8

Deposit account fees	3,852	3,931	(79)	(2.0)
Income on retirement plan annuities	104	101	3	3.0
Gain on sale and call of securities, net	—	2,525	(2,525)	(100.0)
Bank-owned life insurance income	493	551	(58)	(10.5)
Other income	634	1,296	(662)	(51.1)
Total noninterest income	37,809	18,638	19,171	102.9

Noninterest expenses:
Compensation and benefits	27,454	21,185	6,269	29.6
Occupancy and equipment	5,256	4,563	693	15.2
Data processing	2,343	2,180	163	7.5
Loan expense	2,435	1,253	1,182	94.3
Marketing	813	876	(63)	(7.2)
Professional fees	1,583	1,228	355	28.9
Deposit insurance	320	271	49	18.1
Other expenses	2,598	3,604	(1,006)	(27.9)
Total noninterest expenses	42,802	35,160	7,642	21.7

Income before income taxes	26,968	6,429	20,539	319.5

Income tax provision	7,576	1,705	5,871	344.3

Net income	$19,392	$4,724	$14,668	310.5%

Earnings per common share:
Basic	$0.37	$0.09
Diluted	$0.37	$0.09
Weighted average shares outstanding:
Basic	52,537,409	54,392,465
Diluted	53,000,830	54,392,465

HarborOne Bancorp, Inc.

Average Balances / Yields

(Unaudited)

	Quarters Ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average			Average			Average
	Outstanding		Yield/	Outstanding		Yield/	Outstanding		Yield/
	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)	Balance	Interest	Cost (6)

	(dollars in thousands)

Interest-earning assets:
Investment securities (1)	$271,357	$585	0.87%	$271,511	$1,064	1.56%	$275,632	$1,822	2.66%
Other interest-earning assets	180,526	78	0.18	84,969	115	0.54	186,619	759	1.64
Loans held for sale	193,426	1,324	2.78	178,980	1,267	2.82	61,548	577	3.77
Loans
Commercial loans (2)	2,161,076	20,780	3.90	2,112,377	20,823	3.92	1,647,667	18,123	4.42
Residential real estate loans (2)	1,084,292	10,340	3.87	1,106,286	11,242	4.04	1,100,177	11,544	4.22
Consumer loans (2)	253,014	2,740	4.39	292,665	3,209	4.36	415,317	4,358	4.22
Total loans	3,498,382	33,860	3.93	3,511,328	35,274	4.00	3,163,161	34,025	4.33
Total interest-earning assets	4,143,691	35,847	3.51	4,046,788	37,720	3.71	3,686,960	37,183	4.06
Noninterest-earning assets	330,257			317,663			314,193
Total assets	$4,473,948			$4,364,451			$4,001,153
Interest-bearing liabilities:
Savings accounts	$1,058,820	537	0.21	$968,766	621	0.26	$686,031	1,298	0.76
NOW accounts	212,282	37	0.07	205,845	40	0.08	158,702	31	0.08
Money market accounts	861,518	560	0.26	840,674	710	0.34	835,154	2,583	1.24
Certificates of deposit	608,089	1,444	0.96	649,919	2,206	1.35	794,883	4,357	2.20
Brokered deposits	100,000	142	0.58	109,788	198	0.72	92,189	424	1.85
Total interest-bearing deposits	2,840,709	2,720	0.39	2,774,992	3,775	0.54	2,566,959	8,693	1.36
FHLB advances	102,383	552	2.19	119,763	671	2.23	241,302	1,253	2.09
Subordinated debentures	34,048	523	6.23	34,015	524	6.13	33,919	523	6.20
Total borrowings	136,431	1,075	3.20	153,778	1,195	3.09	275,221	1,776	2.60
Total interest-bearing liabilities	2,977,140	3,795	0.52	2,928,770	4,970	0.68	2,842,180	10,469	1.48
Noninterest-bearing liabilities:
Noninterest-bearing deposits	706,274			656,227			419,620
Other noninterest-bearing liabilities	93,380			84,387			67,714
Total liabilities	3,776,794			3,669,384			3,329,514
Total stockholders' equity	697,154			695,067			671,639
Total liabilities and stockholders' equity	$4,473,948			$4,364,451			$4,001,153
Tax equivalent net interest income		32,052			32,750			26,714
Tax equivalent interest rate spread (3)			2.99%			3.03%			2.58%
Less: tax equivalent adjustment		—			—			14
Net interest income as reported		$32,052			$32,750			$26,700
Net interest-earning assets (4)	$1,166,551			$1,118,018			$844,780
Net interest margin (5)			3.14%			3.22%			2.91%
Tax equivalent effect			—			—			—
Net interest margin on a fully tax equivalent basis			3.14%			3.22%			2.91%
Average interest-earning assets to average interest-bearing liabilities	139.18%			138.17%			129.72%

Supplemental information:
Total deposits, including demand deposits	$3,546,983	$2,720		$3,431,219	$3,775		$2,986,579	$8,693
Cost of total deposits			0.31%			0.44%			1.17%
Total funding liabilities, including demand deposits	$3,683,414	$3,795		$3,584,997	$4,970		$3,261,800	$10,469
Cost of total funding liabilities			0.42%			0.55%			1.29%

(1) Includes securities available for sale. Interest income from tax exempt securities is computed on a taxable equivalent basis using a tax rate of 21% for the quarters presented. The yield on investments before tax equivalent adjustments for the quarter ended March 31, 2020 was 2.64%.

(2) Includes nonaccruing loan balances and interest received on such loans.
(3) Tax equivalent interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.
(6) Annualized.

HarborOne Bancorp, Inc.

Average Balances and Yield Trend

(Unaudited)

	Average Balances - Trend - Quarters Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020

	(in thousands)

Interest-earning assets:
Investment securities (1)	$271,357	$271,511	$269,477	$240,025	$275,632
Other interest-earning assets	180,526	84,969	121,384	222,840	186,619
Loans held for sale	193,426	178,980	139,418	119,047	61,548
Loans
Commercial loans (2)	2,161,076	2,112,377	2,017,492	1,872,349	1,647,667
Residential real estate loans (2)	1,084,292	1,106,286	1,135,947	1,123,896	1,100,177
Consumer loans (2)	253,014	292,665	333,623	372,929	415,317
Total loans	3,498,382	3,511,328	3,487,062	3,369,174	3,163,161
Total interest-earning assets	4,143,691	4,046,788	4,017,341	3,951,086	3,686,960
Noninterest-earning assets	330,257	317,663	333,444	334,452	314,193
Total assets	$4,473,948	$4,364,451	$4,350,785	$4,285,538	$4,001,153
Interest-bearing liabilities:
Savings accounts	$1,058,820	$968,766	$897,751	$842,560	$686,031
NOW accounts	212,282	205,845	199,982	187,560	158,702
Money market accounts	861,518	840,674	825,732	826,939	835,154
Certificates of deposit	608,089	649,919	684,002	730,756	794,883
Brokered deposits	100,000	109,788	139,887	66,701	92,189
Total interest-bearing deposits	2,840,709	2,774,992	2,747,354	2,654,516	2,566,959
FHLB advances	102,383	119,763	149,750	258,679	241,302
Subordinated debentures	34,048	34,015	33,983	33,951	33,919
Total borrowings	136,431	153,778	183,733	292,630	275,221
Total interest-bearing liabilities	2,977,140	2,928,770	2,931,087	2,947,146	2,842,180
Noninterest-bearing liabilities:
Noninterest-bearing deposits	706,274	656,227	641,353	585,715	419,620
Other noninterest-bearing liabilities	93,380	84,387	89,319	72,808	67,714
Total liabilities	3,776,794	3,669,384	3,661,759	3,605,669	3,329,514
Total stockholders' equity	697,154	695,067	689,026	679,869	671,639
Total liabilities and stockholders' equity	$4,473,948	$4,364,451	$4,350,785	$4,285,538	$4,001,153

	Annualized Yield Trend - Quarters Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Interest-earning assets:
Investment securities (1)	0.87%	1.56%	1.95%	2.40%	2.66%
Other interest-earning assets	0.18%	0.54%	0.57%	0.43%	1.64%
Loans held for sale	2.78%	2.82%	3.02%	3.34%	3.77%
Commercial loans (2)	3.90%	3.92%	3.76%	3.91%	4.42%
Residential real estate loans (2)	3.87%	4.04%	4.14%	4.23%	4.22%
Consumer loans (2)	4.39%	4.36%	4.29%	4.27%	4.22%
Total loans	3.93%	4.00%	3.94%	4.06%	4.33%
Total interest-earning assets	3.51%	3.71%	3.67%	3.73%	4.06%

Interest-bearing liabilities:
Savings accounts	0.21%	0.26%	0.26%	0.40%	0.76%
NOW accounts	0.07%	0.08%	0.08%	0.07%	0.08%
Money market accounts	0.26%	0.34%	0.36%	0.59%	1.24%
Certificates of deposit	0.96%	1.35%	1.68%	1.91%	2.20%
Brokered deposits	0.58%	0.72%	0.72%	1.56%	1.85%
Total interest-bearing deposits	0.39%	0.54%	0.65%	0.88%	1.36%
FHLB advances	2.19%	2.23%	2.22%	1.31%	2.09%
Subordinated debentures	6.23%	6.13%	6.13%	6.21%	6.20%
Total borrowings	3.20%	3.09%	2.94%	1.88%	2.60%
Total interest-bearing liabilities	0.52%	0.68%	0.80%	0.98%	1.48%

(1) Includes securities available for sale and securities held to maturity.
(2) Includes nonaccruing loan balances and interest received on such loans.

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Performance Ratios (annualized):	2021	2020	2020	2020	2020
(dollars in thousands)

Return on average assets (ROAA)	1.73%	1.61%	1.09%	0.99%	0.47%

Return on average equity (ROAE)	11.13%	10.13%	6.90%	6.22%	2.81%

Total noninterest expense	$42,802	$41,286	$45,700	$43,777	$35,160
Less: Amortization of other intangible assets	324	324	447	447	447
Total adjusted noninterest expense	$42,478	$40,962	$45,253	$43,330	$34,713

Net interest and dividend income	$32,052	$32,750	$31,169	$29,447	$26,700
Total noninterest income	37,809	37,027	44,439	38,577	18,638
Total revenue	$69,861	$69,777	$75,608	$68,024	$45,338

Efficiency ratio (1)	60.80%	58.70%	59.85%	63.70%	76.56%

(1) This non-GAAP measure represents adjusted noninterest expense divided by total revenue

	At or for the Quarters Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Asset Quality	2021	2020	2020	2020	2020
(dollars in thousands)

Total nonperforming assets	$32,886	$34,696	$40,925	$38,599	$32,134

Nonperforming assets to total assets	0.71%	0.77%	0.93%	0.86%	0.78%

Allowance for loan losses to total loans	1.60%	1.59%	1.40%	1.04%	0.83%

Net charge-offs	$102	$1,436	$338	$286	$1,420

Annualized net charge-offs/average loans	0.01%	0.16%	0.04%	0.03%	0.18%

Allowance for loan losses to nonperforming loans	171.20%	162.40%	122.86%	94.86%	83.52%

HarborOne Bancorp, Inc.

Selected Financial Highlights

(Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
Capital and Share Related	2021	2020	2020	2020	2020
(dollars in thousands, except share data)

Common stock outstanding	56,228,762	57,205,458	58,342,464	58,418,021	58,418,021

Book value per share	$12.41	$12.17	$11.90	$11.72	$11.56

Tangible common equity:
Total stockholders' equity	$698,073	$696,314	$694,103	$684,455	$675,139
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets (1)	4,047	4,370	4,694	5,141	5,588
Tangible common equity	$624,224	$622,142	$619,607	$609,512	$599,749

Tangible book value per share (2)	$11.10	$10.88	$10.62	$10.43	$10.27

Tangible assets:
Total assets	$4,605,958	$4,483,615	$4,428,319	$4,464,906	$4,101,206
Less: Goodwill	69,802	69,802	69,802	69,802	69,802
Less: Other intangible assets (1)	4,047	4,370	4,694	5,141	5,588
Tangible assets	$4,532,109	$4,409,443	$4,353,823	$4,389,963	$4,025,816

Tangible common equity / tangible assets (3)	13.77%	14.11%	14.23%	13.88%	14.90%

(1) Other intangible assets includes core deposit intangible and noncompete intangible.
(2) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets divided by common stock outstanding.
(3) This non-GAAP ratio is total stockholders' equity less goodwill and intangible assets to total assets less goodwill and intangible assets.

HarborOne Bancorp, Inc.

Segments Statements of Net Income

(Unaudited)

	HarborOne Mortgage			HarborOne Bank
	For the Quarter Ended			For the Quarter Ended
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
	2021	2020	2020	2021	2020	2020

	(in thousands)

Net interest and dividend income	$1,250	$1,215	$281	$31,248	$31,969	$26,510
Provision for loan losses	—	—	—	91	7,608	3,749
Net interest and dividend income, after provision for loan losses	1,250	1,215	281	31,157	24,361	22,761
Mortgage banking income:
Gain on sale of mortgage loans	24,802	28,274	12,278	—	—	—
Intersegment gain (loss)	662	704	400	(662)	(704)	(400)
Changes in mortgage servicing rights fair value	3,123	(679)	(3,217)	286	(362)	(1,170)
Other	4,215	4,193	1,992	300	329	351
Total mortgage banking income (loss)	32,802	32,492	11,453	(76)	(737)	(1,219)
Other noninterest income (loss)	(8)	3	(122)	5,091	5,269	8,526
Total noninterest income	32,794	32,495	11,331	5,015	4,532	7,307
Noninterest expense	18,057	18,470	10,578	24,463	22,548	24,288
Income before income taxes	15,987	15,240	1,034	11,709	6,345	5,780
Provision for income taxes	4,333	4,297	239	3,435	(1,672)	1,601
Net income	$11,654	$10,943	$795	$8,274	$8,017	$4,179

HarborOne Bancorp, Inc.

COVID Loans at Risk as of March 31, 2021

(Unaudited)

	At Risk Sectors
									Percent
				Health			Total		at risk
				and Social			at risk	Total	sector
	Retail	Office Space	Hotels	Services	Restaurants	Recreation	sectors	loans	to total

	(dollars in thousands)

Commercial real estate	$220,044	$187,796	$186,057	$100,806	$9,957	$14,576	$719,236	$1,559,056	46.1%
Commercial and industrial	25,754	15,915	2,441	79,858	30,335	5,327	159,630	499,728	31.9
Commercial construction	16,287	854	8,080	1,763	12,086	—	39,070	112,187	34.8
Total	$262,085	$204,565	$196,578	$182,427	$52,378	$19,903	$917,936	$2,170,971	42.3%

Outstanding principal, commercial deferrals	$45,228	$13,495	$115,932	$12,546	$16,352	$15,460	$219,013	$301,762	72.6%
PPP loans, net of fees	$1,866	$—	$194	$26,817	$4,060	$873	$33,810	$159,315	21.2%
Nonaccrual loans	$387	$—	$12,217	$52	$10	$—	$12,666	$32,355	39.1%

										% Active
										deferrals to
	Deferrals		Deferrals						Total	total
	expired &		expired &		Active		Total		outstanding	outstanding
(dollars in thousands)	paying		delinquent		deferrals		deferrals		loans	loans
	#	$	#	$	#	$	#	$

Commercial real estate	66	$227,407	—	$—	5	$32,466	71	$259,873	$1,559,056	2.1%
Commercial and industrial	96	41,628	2	261	—	—	98	41,889	499,728	—
Commercial construction	—	—	—	—	—	—	—	—	112,187	—
Total commercial loans	162	$269,035	2	$261	5	$32,466	169	$301,762	$2,170,971	1.5%

1-4 Family	131	$39,774	7	$1,461	9	$3,653	147	$44,888	$892,263	0.4%
Home Equity	16	1,238	—	—	—	—	16	1,238	138,123	—
Residential construction	—	—	—	—	—	—	—	—	31,843	—
Total residential real estate	147	$41,012	7	$1,461	9	$3,653	163	$46,126	$1,062,229	0.3%

Consumer	402	$9,655	16	$298	16	$357	434	$10,310	$228,279	0.2

Total loans	711	$319,702	25	$2,020	30	$36,476	766	$358,198	$3,461,479	1.1%

HarborOne Bancorp, Inc.

COVID Loans at Risk as of March 31, 2021

(Unaudited)

	Active deferrals expiring by quarter
(dollars in thousands)	6/30/2021	9/30/2021	12/31/2021	3/31/2022	Total

Commercial real estate	$21,461	$3,265	$7,740	$—	$32,466
Commercial and industrial	—	—	—	—	—
Commercial construction	—	—	—	—	—
Total commercial loans	$21,461	$3,265	$7,740	$—	$32,466

1-4 Family	$3,653	$—	$—	$—	$3,653
Home equity	—	—	—	—	—
Residential construction	—	—	—	—	—
Total residential real estate	$3,653	$—	$—	$—	$3,653

Consumer	$233	$124	$—	$—	$357

Total loans	$25,347	$3,389	$7,740	$—	$36,476